EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS THIRD QUARTER RESULTS

—	Net Income of $104 Million, or $0.70 Per Share
—	Non-GAAP EPS of $0.68, an 8 Percent Increase
—	Comparable-Store Sales Increased 4.1 Percent

NEW YORK, NY, November 22, 2013 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended November 2, 2013.

Third Quarter Results

Net income for the Company’s third quarter ended November 2, 2013 was $104 million, or $0.70 per share, compared with net income of $106 million, or $0.69 per share, last year.

Third quarter comparable-store sales increased 4.1 percent. Total third quarter sales increased 6.4 percent, to $1,622 million this year, compared with sales of $1,524 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations and Runners Point Group, total sales increased 1.3 percent.

Year-To-Date Results

Net income for the Company’s first nine months of the year increased to $308 million, or $2.04 per share, compared to net income of $293 million, or $1.90 per share, for the corresponding period in 2012. Earnings per share for the nine month period have increased 7.4 percent compared to the same period in 2012. Year-to-date sales were $4,714 million, an increase of 5.5 percent compared to sales of $4,469 million in the corresponding nine month period of 2012. Year-to-date comparable store sales increased 3.7 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 5.3 percent

“It took a strong team effort to produce the solid top and bottom line results that we are reporting this morning,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer. “We have many strategies underway to drive our business, and the advances we have achieved are contributing to the current momentum we have towards reaching our long-range operational and financial goals.

“Most exciting for me, however, is that while we still have much progress to make on our existing initiatives, the team at Foot Locker, Inc. is continuing to identify new opportunities and develop ideas further in order to leverage our strengths and build an even stronger business. Some of these ideas deliver immediate impact, some will help improve results in the next several quarters, and yet others have the potential to drive our performance over the longer term.”

Non-GAAP Adjustment

During the third quarter, the Company incurred approximately $1 million, after tax, in costs related to the integration of Runners Point Group, and recorded a tax benefit of $3 million, or $0.02 per share, resulting

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

from the conclusion of a foreign tax audit which enabled a reduction of tax reserves established in prior periods. Excluding these adjustments, third quarter earnings were $0.68 per share on a non-GAAP basis, an increase of 8 percent compared to the $0.63 that the Company earned on a non-GAAP basis in the third quarter last year. The period last year included a similar tax benefit of $9 million, or $0.06 per share.

For the first nine months of 2013, non-GAAP net income was $310 million, a 10 percent increase over net income in the corresponding period last year. This net income represents $2.05 per share, an increase of 12 percent over the $1.83 per share earned in the corresponding period of 2012.

A reconciliation of GAAP to non-GAAP results is provided in the table below.

Financial Position

At November 2, 2013, the Company’s merchandise inventory was $1,316 million, 6 percent higher than at the end of the third quarter last year. Expressed in constant currencies and excluding Runners Point Group, inventory increased approximately 1.2 percent.

During the third quarter, the Company repurchased approximately 2 million shares of its common stock for $67 million, bringing the 2013 year-to-date repurchase activity to 4.85 million shares for $167 million.

The Company’s cash, cash equivalents, and short-term investments totaled $796 million, while the debt on its balance sheet was $140 million. The Company’s total cash position, net of debt, was $64 million lower than at the same time last year.

Store Base Update

During the third quarter, the Company opened 28 new stores, remodeled or relocated 118 stores, and closed 13 stores. The Company operated 3,510 stores in 23 countries in North America, Europe, Australia, and New Zealand as of November 2, 2013. In addition, 45 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 27 franchised Runners Point and Sidestep stores in Germany and Switzerland.

The Company is hosting a live conference call at 9:00 a.m. (EST) today to discuss these results and provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 888-446-3850 (U.S. and Canada) or 630-691-2739 (International) using the passcode 36067023, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 888-843-7419 with the passcode 36067023#, through December 6, 2013. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2012 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended November 2, 2013 and October 27, 2012

(In millions, except per share amounts)

	Third Quarter 2013	Third Quarter 2012	YTD 2013	YTD 2012
Sales	$1,622	$1,524	$4,714	$4,469

Cost of sales	1,085	1,019	3,163	2,999
SG&A	340	319	969	931
Depreciation and amortization	35	30	97	88
Other charges	-	-	2	-
Interest expense, net	2	1	4	3
Other income	-	-	(3)	(1)
	1,462	1,369	4,232	4,020

Income before taxes	$160	$155	$482	$449
Income tax expense	56	49	174	156
Net income	$104	$106	$308	$293

Diluted EPS	$0.70	$0.69	$2.04	$1.90

Weighted-average diluted shares outstanding	149.5	153.9	151.2	154.0

	Third Quarter 2013	Third Quarter 2012	YTD 2013	YTD 2012

Non- GAAP Results

RPG acquisition/integration costs (1)	$1	$-	$4	$-

CCS store closure costs	$-	$-	$1	$-

Tax items (2)	$(3)	$(9)	$(3)	$(10)

Net income, non-GAAP	$102	$97	$310	$283

Diluted EPS, non-GAAP	$0.68	$0.63	$2.05	$1.83

Footnote to explain adjustments

(1)	Integration and transaction costs associated with the acquisition of Runners Point Group, after tax.
(2)	In the third quarter of 2013, the Company recorded a tax benefit of $3 million, or $0.02 per diluted share, related to the conclusion of a foreign tax audit that resulted in a reduction of tax reserves established in prior periods. Included in the third quarter of 2012 is a similar tax benefit of $9 million, or $0.06 per diluted share. Also included in the 2012 year-to-date results is a benefit of $1 million, or $0.01 per diluted share, which represented Canadian provincial tax rate changes.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	November 2, 2013	October 27, 2012
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$796	$853
Merchandise inventories	1,316	1,240
Other current assets	208	202
	2,320	2,295

Property and equipment, net	589	462
Deferred tax assets	257	285
Other assets	311	257
	$3,477	$3,299

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$310	$327
Accrued and other liabilities	330	298
Current portion of capital lease obligations	3	-
	643	625

Long-term debt and obligations under capital leases	137	133
Other liabilities	231	252
SHAREHOLDERS’ EQUITY	2,466	2,289
	$3,477	$3,299

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FOOT LOCKER, INC.

Store and Estimated Square Footage

(unaudited)

(Square footage in thousands)

	November 2, 2013	February 2, 2013	October 27, 2012
Foot Locker U.S.
Number of stores	1,056	1,072	1,090
Gross square footage	4,321	4,311	4,378
Selling square footage	2,507	2,515	2,558

Footaction
Number of stores	280	283	287
Gross square footage	1,295	1,299	1,329
Selling square footage	816	817	832

Lady Foot Locker
Number of stores	278	303	319
Gross square footage	636	685	711
Selling square footage	374	398	411

Kids Foot Locker
Number of stores	334	305	302
Gross square footage	818	729	722
Selling square footage	473	422	418

Champs Sports
Number of stores	543	539	540
Gross square footage	2,887	2,861	2,870
Selling square footage	1,896	1,876	1,882

CCS
Number of stores	0	22	22
Gross square footage	0	51	51
Selling square footage	0	34	34

International Stores
Number of stores	1,019	811	807
Gross square footage	2,804	2,380	2,359
Selling square footage	1,442	1,199	1,191

Total Stores Operated
Number of stores	3,510	3,335	3,367
Gross square footage	12,761	12,316	12,420
Selling square footage	7,508	7,261	7,326

Total Franchised Stores
Number of stores	72	42	40
Gross square footage	142	96	91
Selling square footage	96	65	62

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